Exhibit 3.3

AMENDMENT TO

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNESIS PHARMACEUTICALS, INC.

a Delaware Corporation

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

August 25, 2005

Daniel N. Swisher, Jr., hereby certifies that:

1.             The following amendment to the Eighth Amended and Restated Certificate of Incorporation of Sunesis Pharmaceuticals, Inc. (the “Corporation”) has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2.             The first paragraph of Section A of Article IV of the Eighth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“A.          Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that the Corporation is authorized to issue is 148,894,500 each with a par value of $0.0001 per share.  110,000,000 shall be Common Stock and 38,894,500 are designated shares of Preferred Stock (“Preferred Stock”), which collectively refers to all existing series of Preferred Stock as well as any series of Preferred Stock authorized subsequent to this amendment, of which 8,682,000 shares are designated Series A Preferred Stock (“Series A Preferred Stock”) 10,600,000 shares are designated Series B Preferred Stock (“Series B Preferred Stock”), 13,562,500 shares are designated Series C Preferred Stock (“Series C Preferred Stock”), 1,250,000 shares are designated Series C-1 Preferred Stock (“Series C-1 Preferred Stock”) and 4,800,000 shares are designated Series C-2 Preferred Stock (“Series C-2 Preferred Stock”).”

3.             The remainder of Section A of Article IV shall remain unchanged.

All other provisions of the Certificate of Incorporation shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, this amendment to the Eighth Amended and Restated Certificate of Incorporation of the Corporation is hereby executed by the undersigned as of the date first set forth above.

By:	/s/ Daniel N. Swisher, Jr.
Name:	Daniel N. Swisher, Jr.
Title:	Chief Executive Officer